Exhibit 99.2

The following is a reconciliation of Net Income Attributable to the Partners to EBITDA:

	Year ended	Three months ended
(Dollars in thousands)	December 31, 2010	December 31, 2010

Net income attributable to the Partners	$146,626	$83,968

Adjustments:
Interest expense	117,919	31,535
Expenses associated with debt refinancing	3,160	(150)
Depreciation and amortization	123,484	35,829
Interest income	(221)	(99)

EBITDA	$390,968	$151,083